EXHIBIT 99.1

NEWS
BULLETIN

FROM:

RE:                      Schuff International, Inc.
1841 West Buchanan St.
Phoenix, AZ 85007
(602) 252-7787
www.schuff.com
TRADED: OTC: SHFK.PK

THE BERLIN GROUP, INC.
 INVESTOR RELATIONS COUNSEL

     FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP:
Michael R. Hill	Lawrence Delaney Jr.
Vice President/CFO	(714) 734-5000
(602) 417-8865

Schuff International Receives Requisite Consent From Holders Of
Senior Notes and Terminates Consent Solicitation Related to
Indenture Amendment

PHOENIX—January 12, 2005—Schuff International, Inc. (OTC: SHFK.PK), a family of companies providing fully integrated steel construction services, today announced that is has received the requisite consent of its noteholders in connection with its Consent Solicitation, begun on December 8, 2004, which relates to a certain proposed amendment to the Indenture pursuant to which its 10 1/2% Senior Notes due 2008 were issued. The proposed amendment to the Indenture required the consent of holders of a majority in principal amount of the currently issued and outstanding Senior Notes. As confirmed by Global Bondholder Services Corporation, the Information and Tabulation Agent, Schuff has today received the requisite consents.

The terms of the Consent Solicitation provide that the Consent Solicitation would expire on the earlier of the date on which the requisite consents are received or the specified expiration date. Consequently, the Consent Solicitation expired at 5:00 p.m., New York City time, today, January 12, 2005. Only those consents that were received prior to this date and time will receive the consent fee.

As a result of obtaining the requisite consents, Schuff will promptly execute, with The Bank of New York Trust Company, N.A., as Trustee, a First Supplemental Indenture, which will effectuate the proposed amendment. The proposed amendment eliminates Schuff’s obligation under the Indenture to publicly file financial reports with the Securities and Exchange Commission unless Schuff is otherwise required to file such reports under federal securities laws and regulations. As previously disclosed, however, Schuff intends to make similar financial reports available on its website on a periodic basis.

Schuff International, Inc. is a family of steel fabrication and erection companies providing a fully integrated range of steel construction services, including design engineering, detailing, joist manufacturing, fabrication and erection, and project management expertise. The company has multi-state operations primarily focused in the U.S. Sunbelt.

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